RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT (this “Agreement”) is entered into effective as of August 15, 2011 (the "Effective Date”), by and between Prospect Global Resources Inc., a Nevada corporation (“PGRI”), and Marc Holtzman, individually (“Holtzman”).

RECITALS:

A.  Effective as of April 21, 2011 PGRI granted Holtzman 150,000 shares (the “Grant”) of its common stock as compensation for services to be rendered to PGRI as a director,

B.  The parties now desire to rescind and terminate the Grant and restore the parties to the position they enjoyed prior to the Grant.

AGREEMENT:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Rescission. The parties hereto hereby rescind and terminate the Grant (the “Rescission”), effective as of the Effective Date.

2.  Acknowledgement. PGRI and Holtzman each hereby agree and acknowledge that upon the execution of this Agreement the Grant is null and void and Holtzman has no ownership or other interest in the shares subject to the Grant.

3.  Tax Treatment. For federal and state income tax purposes, the Rescission shall be deemed an actual rescission of the Grant effectuated within the same tax year in which the Grant was made.

4.  No Obligations. PRGI and Holtzman and any other party related thereto or controlled thereby, wholly or in part, directly or indirectly, hereby acknowledge and agree, subject to the provisions of this Agreement, that effective at and as of the Effective Date, none of PGRI and Holtzman and any other party related thereto or controlled thereby, wholly or in part, directly or indirectly, shall have any further obligations to each other pursuant to or arising directly or indirectly from the Grant or from any other agreement and understanding whether written or oral relating to the subject matter of the Grant.

5.  Release. Effective at and as of the Effective Date, PGRI and Holtzman and any other party related thereto or controlled thereby, wholly or in part, directly or indirectly, hereby forever release and discharge the others and all of them, their respective affiliates, subsidiaries, parents and associated companies, successors and assigns, together with their respective directors, officers, consultants and agents, and their respective successors and assigns from any and all actions, causes of action, contracts, covenants (whether express or implied), claims and demands for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever and howsoever arising, whether known or unknown, suspected or unsuspected, which such party may heretofore have had, may now have, or may in the future have, at law or in equity, by reason of or arising directly or indirectly from the Grant.

6.  Further Assurances. Each party hereto covenants and agrees that each will at any time and from time to time do, execute, acknowledge, and deliver any and all other acts, deeds, assignments, transfers, conveyances, powers of attorney, or other instruments that the other party, as applicable, deems reasonably necessary or proper to carry out the Rescission.

7.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

9.  Execution. This Agreement may be executed in one or more counterparts and by facsimile signature.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Prospect Global Resources Inc.

By: /s/ Patrick Avery
Patrick Avery
Chief Executive Officer

 /s/ Marc Holtzman

 Marc Holtzman, Individually

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